EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement of Gencor Industries, Inc. on Form S-8 for the registration of 3,556,000 ($.10 par value) shares of its common stock issuable pursuant to its 1992 Stock Option Plan, 1996 Stock Option Agreements and 1997 Stock Option Plan (SEC File Number 333-61769) and in the related prospectus of our report dated December 14, 2012 with respect to the consolidated financial statements of Gencor Industries, Inc. and subsidiaries included in this Annual Report on Form 10-K for the year ended September 30, 2012.

/s/ MOORE STEPHENS LOVELACE, P.A.

MOORE STEPHENS LOVELACE, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

Orlando, Florida

December 14, 2012